Exhibit 99.1

IGNYTA ANNOUNCES COMPELLING PHASE 1/1b CLINICAL DATA ON RXDX-105, ITS VEGFR-SPARING

RET INHIBITOR, AT THE 2016 EORTC-NCI-AACR ANNUAL MEETING

Preliminary Objective Response Rate of 56% Observed in Nine RET Inhibitor-Naïve Patients with RET

Fusion-Positive Solid Tumors

SAN DIEGO, December 1, 2016 — Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced data from an ongoing Phase 1/1b study of RXDX-105—Ignyta’s VEGFR-sparing, potent RET inhibitor—at the 2016 EORTC-NCI-AACR (ENA) Molecular Targets and Cancer Therapeutics Symposium in Munich, Germany, highlighting RXDX-105’s clinical activity in patients harboring RET molecular alterations, with five out of nine patients with RET fusion-positive cancers who were RET inhibitor-naïve achieving a RECIST response (1 complete response, 3 partial responses, and 1 unconfirmed partial response), for a preliminary objective response rate (ORR) of 56% (Abstract number 437, Poster number P116).

“This substantial update of our Phase 1/1b clinical data on RXDX-105 provides compelling evidence of its potent anti-tumor activity with promising durability and acceptable safety in patients with RET-fusion positive tumors,” said Pratik Multani, M.D., Chief Medical Officer of Ignyta. “With approximately 500-fold higher potency against RET than VEGFR2 in vitro, RXDX-105 has the potential to address a critical unmet medical need in RET-positive patients for whom the clinical utility of multikinase inhibitors with both RET and VEGFR activity is constrained by safety liabilities and limited efficacy. We look forward to the continuation of the study to further explore the safety and efficacy of RXDX-105.”

As of the November 2016, data cut-off, the findings showed:

Safety

A total of 91 patients with a range of solid tumors have been treated in the Phase 1/1b clinical trial, with 55 patients treated in the Phase 1 study and 36 patients treated in the Phase 1b study.

•	RXDX-105 continues to demonstrate a safety profile similar to what has been previously reported: across both studies, the most common treatment-related adverse events (>10% incidence) were rash (31%), fatigue (22%), diarrhea (20%), nausea (18%), hypophosphatemia (14%), vomiting (14%), muscle spasms (13%), and decreased appetite (10%);

•	The majority of treatment-related adverse events were Grade 1 or 2, and were reversible with dose modification;

•	The most common Grade 3 treatment-related adverse events (>5% incidence) were rash (9%), hypophosphatemia (7%), and ALT increase (6%);

•	One patient experienced a Grade 3 drug reaction with eosinophilia and systemic symptoms, in which the patient recovered with drug discontinuation. One patient experienced Grade 3 rash complicated by fatal alveolar hemorrhage. No other treatment-related Grade 4 or higher events were observed.

•	Toxicities commonly associated with VEGFR inhibition, such as hypertension, hypothyroidism, proteinuria, and neurotoxicity, were rarely observed (<5%).

Efficacy

Of the 36 patients treated in the Phase 1b study, 35 had RET or BRAF molecular alterations.

Nine RET inhibitor-naïve patients (n = 8 in the Phase 1b cohort; n = 1 in the Phase 1 cohort) with RET fusion-positive tumors were treated at a daily dose of 275 mg or 350 mg in the fed state, and were evaluable for response.

•	A preliminary ORR of 56% was observed in patients with RET fusion-positive solid tumors who were RET inhibitor-naïve (five out of nine treated patients had a RECIST response);

•	Of the five patients demonstrating a RECIST response, one patient with metastatic colorectal cancer (mCRC) achieved a complete response; three patients, all with non-small cell lung cancer (NSCLC), achieved a partial response; and one patient with NSCLC had an unconfirmed partial response;

•	Among the seven patients with RET fusion-positive NSCLC who were RET inhibitor-naïve, three achieved a partial response and one achieved an unconfirmed response (a second scan had not been obtained at the date of data cutoff), for a preliminary ORR of 57%;

•	Duration of response to RXDX-105 ranged from 2+ to 7+ months, with all responder patients currently continuing on treatment in active response; median duration of response, therefore, has not yet been determined;

•	Additionally, a previously disclosed Phase 1 patient with RET-mutated M918T medullary thyroid cancer had a confirmed partial response and continues on treatment after ten cycles.

•	These data confirm that RXDX-105 is active across a range of different histologies, with confirmed RECIST responses now observed in medullary thyroid cancer, NSCLC, and mCRC, and across a range of RET molecular alterations, including the M918T point mutation, and CCDC6-, EML4-, and PARD3-RET fusions.

Among the remaining patients treated in Phase 1b who were either RET fusion-positive and received prior RET inhibitor treatments (n = 4) or had BRAF molecular alterations (n = 23), durable disease control but no objective responses have been observed to date.

Based on the promising efficacy data observed thus far in patients with RET fusion-positive solid tumors who are RET inhibitor-naïve, this population will remain the primary focus of future development of RXDX-105. Enrollment in the Phase 1b study is ongoing to further explore the safety and efficacy of RXDX-105 in various molecular baskets at several doses.

About Ignyta, Inc.

Blazing a New Future for Patients with Cancer™

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with the rarest cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class and best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the results of the Phase 1/1b clinical study of RXDX-105 and the development and potential of Ignyta’s product candidates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of RXDX-105 or other product candidates, or any future clinical trials of RXDX-105 or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for Ignyta to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Ignyta files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent Quarterly Reports on Form 10-Q.